Exhibit 10.4

January 22, 2015

Mr. Kevin Arrix
971 West Road
New Canaan, CT 06840

Dear Mr. Arrix,

Reference is made to that certain Amended and Restated Employment Agreement dated as of May 1, 2014 (the “Employment Agreement”) by and between you and Viggle Inc. (the “Employer”), pursuant to which you are employed as Chief Revenue Officer of the Company. Defined terms used in this Letter Agreement and not defined herein shall have the meanings ascribed to them in the Employment Agreement.
The purpose of this letter agreement (the “Letter Agreement”) is to amend the Employment Agreement effective immediately and redefine some of the terms and conditions of your continued employment with the Company. Accordingly, in consideration of the terms and provisions hereof, the Employment Agreement is hereby amended, effective immediately, as follows:
1.    Section 2(a) of the Employment Agreement shall be deleted and replaced with the following:
“2(a)    During Your employment with the Company, You will devote Your full-time best efforts and business time and attention to the business of this Company, provided, however that we recognize the foregoing will be subject to You also fulfilling Your responsibilities as Executive Vice President, Global Brand Partnerships of SFX Entertainment, Inc. The terms of this sharing of Your full time and best efforts shall be subject to monitoring by the respective Boards of Directors or a committee constituted of disinterested members of each Board of Directors. Notwithstanding the foregoing, if in Your discretion, You determine that an event or action has arisen in which an actual or apparent conflict of interest exists between Your obligations to SFX Entertainment, Inc. as Chief Revenue Officer of SFX Entertainment, Inc. and Your obligations to the Company as Chief Revenue Officer of the Company, including without limitation, a corporate opportunity available to either company or a commercial transaction between the companies, You shall disclose the conflict to, and shall refer such event or action for review and decision by, the Board of Directors of both SFX Entertainment, Inc. and the Company. You shall further recuse Yourself from participating in any review or decision as both an officer of SFX Entertainment, Inc. and as an officer of the Company. Your disclosure and recusal from a review or decision in accordance with the foregoing sentence shall not be a basis on which the Company may terminate Your employment for Cause pursuant to Sections 5(b) and (e) of this Agreement.”
2.    Section 3 of the Employment Agreement shall be amended to delete Subsection (b), the Guaranteed Amount, and insert the following new subsection (b):
“Subject to the approval of the Company’s Compensation Committee and the terms of the Company’s standard form of grant agreement, you shall receive a grant of restricted shares (“RSU’s”) for One Hundred Thousand (100,000) shares of Employer common stock (such minimum amount being subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events affecting all of the shares of Employer common stock), 50,000 of which will vest on February 15, 2015, and 50,000 of which shall vest on May 15, 2015, so long as the Executive is still then employed by the Employer, or any of its subsidiaries or by SFX and still providing services to Company pursuant to this Employment Agreement.”
3.    A new Section 14 shall be added to the Employment Agreement as follows:

Exhibit 10.4

“14.    Indemnification
During Your employment with the Company and thereafter, the Company shall indemnify and hold You and Your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against You that arises out of or relates to Your service as an officer, director or employee, as the case may be, of the Company, or Your service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, (including without limitation, any claim or proceeding any breach of a duty owed to the Company or any affiliate of the Company arising out of or related to Your service as Chief Revenue Officer of Viggle, Inc.) and to promptly advance to You or Your heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by You or on Your behalf to repay such amount if it shall ultimately be determined that You are not entitled to be indemnified by the Company. During Your employment with the Company and thereafter, the Company also shall provide You with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If You have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which You may request indemnity under this provision, You will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Your right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and You will use reasonable efforts to cooperate with that defense. Notwithstanding the foregoing, to the extent that in good faith, You determine that there is an actual or potential conflict of interest between the Company and You in connection with the defense of a proceeding, You shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by You (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification of Your selection) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Your separate defense. This Section 14 shall continue in effect after the termination of Your employment or the termination of this Agreement.”
All other terms and conditions of the Employment Agreement shall remain in full force and effect.
This Letter Agreement shall be governed by and construed under the laws of the State of New York (without regard to conflict of law provisions thereof). No party hereto may assign its rights in whole or in part or delegate its obligations in whole or in part under this Letter Agreement without the written consent of the other party hereto. Except as provided herein, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings and agreements between the parties hereto with respect to the subject matter hereof. This Letter Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors and permitted assigns (as well as their heirs and estates, if applicable).

Exhibit 10.4

If the foregoing correctly sets forth our understanding, please execute this Letter Agreement in the space provided below.
Sincerely,
VIGGLE INC.

By:
Name:
Title:

Accepted and agreed to this ____ day of January 2015:

Kevin Arrix